Summary of Perquisites and Associated Other Compensation Arrangements for Named Executive Officers
This Summary sets forth, as of February 19, 2026, perquisites and other personal benefits that Strategy Inc (“Strategy” and, collectively with its subsidiaries, the “Company”) provides to its “named executive officers,” as defined in Item 402 of Regulation S-K.
The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers and certain other senior employees as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies. Certain of our executive officers are eligible to participate in this program.
The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. All executive officers are currently eligible to participate in this program.
The Company’s executive officers are also eligible to participate in the Company’s 401(k) plan, which includes an employer match of up to $5,000 annually, and group term life insurance plan, each of which is a benefit available to most Company employees.
The Company owns a Bombardier Global Express XRS aircraft (collectively with additional aircraft that the Company may lease or charter, the “Company Aircraft”). The Company permits personal use of Company Aircraft by executive officers and employees of the Company when the applicable Company Aircraft is not being used exclusively for business.
The Company allows executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events, as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (collectively, the “Corporate Development Programs”).
From time to time, Strategy’s Board of Directors may hold meetings and other related activities in various locations, for which the Company pays specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants (including any participating executive officers) and their guests.
The Company sponsors an annual trip and related events for sales and service personnel who have met specified performance criteria as well as certain executive officers, other Company personnel, and their guests. The Company pays for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants (including any participating executive officers) and their guests. The Company has established a policy that the compensation imputed to Michael Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.
The Company may also request that Company personnel, including executive officers, participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests.
The Company also makes available to Mr. Saylor, as Strategy’s Executive Chairman, perquisites that are not generally available to other executive officers:
•The Company permits Mr. Saylor to use the services of one or more drivers for his personal use. The Company has established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such car services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year.
•The Company subleases, at no rental cost, periodic use of a standard cubicle at the Company’s current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities and allows Mr. Saylor certain use of assistants for personal matters.
•The Company pays for various costs related to a security program pursuant to which security services are provided to Mr. Saylor, provided that the total cost to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, does not exceed $2,000,000 in any given calendar year (the “Security Program Cap”).

•The Company may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests. The Company has established a policy that the aggregate incremental cost to the Company of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”).
•The Company permits Mr. Saylor to make personal use of the website, Michael.com, which is owned and maintained by the Company.

To the extent that any of the arrangements described above result in compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements, plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap and Security Program Cap, as applicable.